LOAN AGREEMENT

BETWEEN:

1.
QAT II INVESTMENTS SA, a limited liability company organized and existing under Luxembourg law, with registered office at L-2419 Luxembourg 7 Rue du fort Rheinsheim, registered in the Luxembourg company register under n° B 116261, in this duly represented by M. Yves VAN SANTE and M. Luc KINDT, both Director, hereafter referred to as the “Lender”, on the one hand,

AND

2.
ELEPHANT TALK COMMUNICATIONS INC., with registered office at World Trade Center, Schiphol Boulevard 249, 1118 BH SCHIPHOL, The Netherlands, in this duly represented by M. Steven VAN DER VELDEN, Chief Executive Officer,

hereafter referred to as the ‘Borrower’ on the other hand

WHEREAS:

1.	The Lender is a closed end fund with participations in Belgium and the Netherlands;
2.	The Lender orally agreed to provide the Borrower with a loan of EUR 350.000.00 as a short term bridging loan;
3.	The parties wish to set forth in writing the terms and conditions upon which the Lender makes its loan available to the Borrower.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Amount

The Lender agrees under terms and conditions hereinafter set forth to provide the Borrower with a loan in the principal amount of EUR 350.000.00 and the Borrower hereby agrees to borrow this principal amount of EUR 350.000.00 from the Lender.

The Lender agrees that this amount will be made available to the Borrower as of 02.02.2010 by transferring, on behalf of the Borrower, EUR 350.000.00 to the account of Elephant Talk Communications Inc, UBS Bank, Postfach, CH-6301 Zug, account n°

Article 2 – Interest.

On the repayment date set forth in Article 3, the Borrower shall pay to the Lender interest on the amount outstanding under this loan at a rate of 14 percent per annum. The interest calculation is to be done on a 365/365 days basis.

Article 3 - Repayment of principal.

The Borrower shall repay the outstanding principal amount and the accrued interest in full on the earlier of:

-	180 days after the date the entire loan is made available to the Borrower (hereafter, the “Loan Date”) pursuant to Article 1, OR;

-
in the event another person or company consummates an equity or debt securities financing with the Borrower in the amount of at least US$5.000.000.00 (hereafter referred to as the “Placement”), upon notice by the Lender to the Borrower.

In the event the Placement is consummated, the Lender shall have the right to convert the principal and accrued interest outstanding as of the date of the consummation of the Placement into the same type of equity or debt securities issued by the Borrower under the Placement and pursuant to the same Placement terms and conditions offered to such other person or company.

Article 4 - Prepayment.

The Borrower shall only be allowed to prepay the outstanding principal amount without any penalty being due with the consent of the Lender.

Article 5 - Payment.

Payments of interest, principal amounts or other amounts due hereunder shall be remitted without any deduction for or on account of any tax whatsoever by transfer of immediately available funds to a bank account of the Lender designated by the Lender in writing to the Borrower.

Any payments by the Borrower hereunder shall be applied first to payment of accrued and unpaid interest through the date of payment and then to the payment of the outstanding principal balance of the loan.

Article 6 –Warrant coverage

On the Loan Date, the Borrower shall issue to the Lender warrants to purchase common stock of the Borrower in the amount equal to one warrant per each United States dollar loaned hereunder to the Borrower (using the Euro-United States dollar conversion rate published by the Wall Street Journal at the close of business of the Loan Date).  The foregoing warrants shall be for a term of 3 years and shall have an exercise price equal to the OTCBB closing price of the Borrower’s common stock as of the Loan Date.

Article 7 – Defaults.

The outstanding principal amount and all interest and all costs shall become immediately due and payable to the Lender upon issuance of a simple payment order in the name of the Lender to the Borrower if and when:

i.
the Borrower fails to pay the interest and costs due and/or fails to repay the outstanding principal amount of the loan when due and/or materially acts contrary to or fails to meet or fulfil any material provision of this agreement and – after having been requested to fulfil its obligations by registered letter – neglects to do so for a period of 20 (twenty) days after the date of the said notification;

ii.	Other than in the ordinary course of business, the Borrower transfers, sells or otherwise disposes of its properties or assets without the Lender’s prior written consent; or

iii.
a petition is presented or a resolution passed for the Borrower’s winding up, bankruptcy, moratorium of payment or any (other) voluntary arrangement or administration order or any proposal or petition therefore or any distress, execution or other process levied or any receiver or any encumbrances appointed and, in the event the foregoing was not initiated by the Borrower, such petition, resolution, arrangement, order, proposal or process is not dismissed or withdrawn within 60 days after filing or submission.

Article 8 - Notices.

All notices which are required or may be given pursuant to the terms of this agreement shall be in writing and shall be deemed given when delivered by hand or, if given by telecopy or telefax, when sent or, if mailed, shall be deemed given five (5) days after the date when sent by registered or certified mail, postage prepaid. The addresses of the parties hereto for purposes of notices, requests, demands and other communications are as set out at the beginning of this agreement or such other address as any party hereto shall have designated by notice in writing to the other party hereto.

Article 9 – Miscellaneous

1.	The obligations which the Borrower has assumed by way of this agreement have also been assumed by the Borrower for its legal successors by singular title.

2.
The Borrower is not entitled to assign its rights and obligations under this agreement to a third party. If the Lender has given the Borrower written permission to assign the rights and obligations under this agreement to one or more third parties, the Borrower undertakes vis-à-vis the Lender to impose the Borrower’s obligation vis-à-vis the Lender on those third parties by way of a perpetual clause.

The Lender is entitled to assign its rights and obligations under this agreement to a third party.

The Borrower undertakes at all times to render its cooperation in an assignment by the Lender of all or part of the loan and to acknowledge such assignment in writing and without any reservations.

3.
Except in the event of explicit reference, this agreement contains the full agreement between the Lender and the Borrower with respect to this loan. All prior oral or written agreements, statements or obligations between the Lender and the Borrower in this regard hereby cease to exist.

4.	This agreement will take effect upon the signing of this agreement and will end as soon as the Lender has nothing more to claim from the Borrower on the basis of this loan.

5.	The obligations under this agreement are indivisible.

6.
The Lender and the Borrower agree that [QMG] shall be entitled to a commission equal to 6 percent of the loan amount and reimbursement for non-accountable expenses equal to 2 percent of the loan.  Such commission and reimbursement shall be deducted from the proceeds of the loan when disbursed pursuant to Article 1 and remitted to [QMG] to a bank account designated by [QMG].

Article 10 - Governing Law.

This agreement shall entirely be governed by and construed in accordance with the laws of Luxembourg.

Article 11 - Jurisdiction.

Any and all disputes arising from or connected with this agreement or any amendment thereof shall be settled exclusively by the competent court of Luxembourg.

[SIGNATURES TO FOLLOW]

Executed in two originals in Luxembourg on 02.03.2010 and each party acknowledging having received one original hereof:

The Lender:	The Borrower:

QAT II Investments S.A.	Elephant Talk Communications Inc
represented by	represented by

/s/ Yves Van Sante	/s/ Steven Van der Velden
Yves VAN SANTE	Steven VAN DER VELDEN
Chief Executive Officer	CEO

/s/ Luc Kindt
Luc KINDT
Director